                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       JONES CABLE INCOME FUND 1-C, LTD.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1) Title of each class of securities to which transaction applies: Limited Partnership Interests
  (2) Aggregate number of securities to which transaction applies: 85,059
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to Rule 0-11(c)(2), the transaction valuation is based upon the Registrant's 60 percent interest in the $10,000,000 sales price that is to be paid to the Jones Cable Income Fund 1-B/C Venture in connection with the transaction that is the subject of the proxy solicitation.
  (4) Proposed maximum aggregate value of the transaction to the Registrant:
      $6,000,000
  (5) Total fee paid: $1,200

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

Notes:

                        [JONES INTERCABLE, INC. LOGO]

                              1500 Market Street
                       Philadelphia, Pennsylvania 19102

                    NOTICE OF VOTE OF THE LIMITED PARTNERS
                     OF JONES CABLE INCOME FUND 1-C, LTD.

To the Limited Partners of Jones Cable Income Fund 1-C, Ltd.:

  A special vote of the limited partners of Jones Cable Income Fund 1-C, Ltd. (the "Partnership") is being conducted through the mails on behalf of the Partnership by Jones Intercable, Inc., the general partner of the Partnership, for the purpose of obtaining limited partner approval of the sale, to an unaffiliated third party, of the cable television system serving the communities of Myrtle Creek, Winston, Riddle and Canyonville and certain unincorporated areas of Douglas County, all in the State of Oregon (the "Myrtle Creek System") owned by Jones Cable Income Fund 1-B/C Venture (the "Venture"), a joint venture in which the Partnership has a 60 percent ownership interest, for $10,000,000 in cash, subject to customary working capital closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. Information relating to these matters is set forth in the accompanying Proxy Statement.

  If the limited partners approve the proposed sale of the Myrtle Creek System and if the transaction is closed, the Venture will repay all of the amounts borrowed under its credit facility and capital lease obligations, pay certain fees and expenses of the transaction, including a brokerage fee to a subsidiary of the general partner and deposit funds into an interest-bearing indemnity escrow account, and then the approximately $6,085,000 of net sale proceeds will be distributed by the Venture to its two constituent partnerships in proportion to their ownership interests. The Partnership accordingly will receive 60 percent of such proceeds, estimated to total approximately $3,665,000, and the Partnership will distribute this portion of the net sale proceeds to its limited partners of record as of the closing date of the sale of the Myrtle Creek System. Because the distribution to be made to the limited partners from the sale of the Myrtle Creek System together with all prior distributions made by the Partnership to the limited partners will not equal the amount originally contributed to the Partnership by the limited partners plus the limited partners' liquidation preference, Jones Intercable, Inc. will not receive a general partner distribution from the sale proceeds. Based upon financial information as of March 31, 1999, the limited partners as a group will receive $3,665,000 of the net sale proceeds. This distribution will provide the Partnership's limited partners with a return of $43 for each $500 limited partnership interest, or $86 for each $1,000 invested in the Partnership. Distribution checks will be issued to limited partners' account registration or payment instruction of record.

  Once the Partnership has completed the distribution of the net proceeds from the sale of the Myrtle Creek System, limited partners of the Partnership will have received a total return of $574 for each $500 limited partnership interest, or $1,148 for each $1,000 invested in the Partnership, taking into account the prior distributions to limited partners from the Partnership's operating cash flow and from the net proceeds of prior cable television system sales. After the closing of the sale of the Myrtle Creek System and the distribution of the net sale proceeds, including the amounts, if any, remaining one year after closing in an interest-bearing indemnity escrow account, the Partnership will be liquidated and dissolved, most likely in the third quarter of 2000.

  Only limited partners of record at the close of business on June 1, 1999 are entitled to notice of, and to participate in, this vote of limited partners. It is very important that all limited partners participate in the voting. The ability of the Venture to complete the transaction discussed in the Proxy Statement and the Partnership's ability to make a distribution to its limited partners of the Partnership's 60 percent share of the net proceeds of the sale of the Myrtle Creek System are dependent upon the approval of the transaction by the holders of a majority of the Partnership's limited partnership interests. Please note also that the closing of the sale of the Myrtle Creek System will occur only if the proposed transaction also is approved by the holders of a majority of the limited partnership interests of Jones Cable Income Fund 1-B, Ltd., which has a 40 percent ownership interest in the Venture.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership's limited partnership agreement (the "Partnership Agreement") provides that the proposal will be adopted only if approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed proxy card returned to the general partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Myrtle Creek System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Myrtle Creek System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  Jones Intercable, Inc., as general partner of the Partnership, urges you to sign and return the enclosed proxy card as promptly as possible. The proxy card should be returned in the enclosed envelope.

                                          JONES INTERCABLE, INC.
                                          General Partner

                                          /s/ Stanley Wang

                                          Stanley Wang
                                          Secretary

Dated: June 18, 1999

                              1500 MARKET STREET
                       PHILADELPHIA, PENNSYLVANIA 19102

                                PROXY STATEMENT

                         VOTE OF THE LIMITED PARTNERS
                     OF JONES CABLE INCOME FUND 1-C, LTD.

  This Proxy Statement is being furnished in connection with the solicitation of the written consents of the limited partners of Jones Cable Income Fund 1-C, Ltd. (the "Partnership") by Jones Intercable, Inc., the general partner of the Partnership (the "General Partner"), on behalf of the Partnership, for the purpose of obtaining limited partner approval of the sale of the Partnership's cable television system serving the communities of Myrtle Creek, Winston, Riddle and Canyonville and certain unincorporated areas of Douglas County, all in the State of Oregon (the "Myrtle Creek System") owned by Jones Cable Income Fund 1-B/C Venture (the "Venture"), a joint venture in which the Partnership has a 60 percent ownership interest, for $10,000,000 in cash, subject to customary working capital closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount, to Falcon Cablevision, a California limited partnership ("Falcon"), or one of its affiliates. Falcon is not affiliated with the Partnership or with the General Partner.

  The Board of Directors of the General Partner approved the transaction and the General Partner recommends that the holders of the Partnership's limited partnership interests approve the transaction.

  Proxies in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon. Limited partners are urged to sign and return the enclosed proxy card as promptly as possible. Proxies cannot be revoked except by delivery of a proxy dated as of a later date. Officers and other employees of the General Partner may solicit proxies by mail, by fax, by telephone or by personal interview. The deadline for the receipt of proxy votes is July 23, 1999, unless extended, but the vote of the Partnership's limited partners will be deemed to be concluded on the date, at least 20 business days from the date the proxy materials are sent to limited partners, that the General Partner, on behalf of the Partnership, is in receipt of proxies executed by the holders of a majority of the limited partnership interests either consenting to or disapproving of the proposed transaction. The General Partner may extend the deadline for receipt of proxy votes if a majority of the limited partners fail to express an opinion on the transaction by July 23, 1999. If the General Partner extends the deadline for receipt of proxy votes, the limited partners will be informed by mail of the reason for the extension and the new deadline. The cost of the proxy solicitation will be paid by the Partnership.

  The Partnership has only one class of limited partners and no limited partner has a right of priority over any other limited partner. The participation of the limited partners is divided into limited partnership interests and each limited partner owns one limited partnership interest for each $500 of capital contributed to the Partnership.

  As of June 1, 1999, the Partnership had 85,059 limited partnership interests outstanding, held by 4,766 persons. There is no established trading market for such interests. During the past several years, Madison Partnership Liquidity Investors 30, LLC and Capital Management Group, two firms unaffiliated with the Partnership, the General Partner and each other, conducted tender offers for interests in the Partnership. As of June 1, 1999, Madison Partnership Liquidity Investors 30, LLC and its affiliates owned 4,241 limited partnership interests, or 4.9 percent of the Partnership's limited partnership interests. As of such date, Capital Management Group and its affiliates owned 657 interests, or 0.8 percent of the Partnership's limited partnership interests. Pursuant to the terms of agreements between the Partnership and the General Partner and such firms, all of the limited partnership interests held by these firms will be voted in the same manner as the majority of all other limited partners who vote on the proposed transaction. Thus, for example, if the limited partnership interests voted in favor of the proposed transaction constitute a majority of all limited partnership interests voted but not a majority of all limited partnership interests, these firms will be required to vote their limited partnership interests in favor of the transaction, and in such event the votes of these firms could be sufficient to cause the proposed transaction to be approved by a majority of all limited partnership interests, which is the vote necessary to cause the proposed transaction to be approved. The General Partner owns 370 limited partnership interests and the General Partner intends to vote all of its limited partnership interests in favor of the proposed transaction. The officers and directors of the General Partner also own no limited partnership interests. Only limited partners of record at the close of business on June 1, 1999 will be entitled to notice of, and to participate in, the vote.

  Upon the consummation of the proposed sale of the Myrtle Creek System, the Venture will repay all of the amounts borrowed under its credit facility and its capital lease obligations, leaving the Venture with no debt outstanding, pay certain fees and expenses of the transaction, including a brokerage fee of
2.5 percent of the sales price, or $250,000, to The Intercable Group, Ltd., a subsidiary of the General Partner, settle working capital adjustments and deposit $500,000 into an interest-bearing indemnity escrow account, and then the approximately $6,085,000 of net sale proceeds will be distributed by the Venture to its two constituent partnerships in proportion to their ownership interests. The Partnership accordingly will receive 60 percent of such proceeds, estimated to total approximately $3,665,000, and the Partnership will distribute this portion of the net sale proceeds to the Partnership's limited partners of record as of the closing date of the sale. Because the distribution to be made to the limited partners from the sale of the Myrtle Creek System together with all prior distributions made by the Partnership to the limited partners from the Partnership's operating cash flow and from the net proceeds of prior cable television system sales will not equal the amount originally contributed to the Partnership by the limited partners plus the limited partners' liquidation preference, the General Partner will not receive a general partner distribution from the sale proceeds. Based upon financial information as of March 31, 1999, the limited partners as a group will receive $3,665,000 of the net sale proceeds. This distribution will provide the Partnership's limited partners with a return of $43 for each $500 limited partnership interest, or $86 for each $1,000 invested in the Partnership. Distribution checks will be issued to limited partners' account registration or payment instruction of record.

  Once the Partnership has completed the distribution of the net proceeds from the sale of the Myrtle Creek System, limited partners of the Partnership will have received a total return of $574 for each $500 limited partnership interest, or $1,148 for each $1,000 invested in the Partnership, taking into account the prior distributions to limited partners from the Partnership's operating cash flow and from the net proceeds of prior cable television system sales.

  Limited partners should note that there are certain federal income tax consequences of the proposed transactions. These consequences are outlined herein under the caption "Federal Income Tax Consequences."

  As of the date of this Proxy Statement, the Partnership's only asset is its 60 percent ownership interest in the Venture and the Venture's only asset is the Myrtle Creek System. After the sale of the Myrtle Creek System by the Venture, and after the termination of the one year indemnity escrow period, the Partnership will be liquidated and dissolved. The Partnership will continue to be a public entity subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for at least a year after the Myrtle Creek System is sold. The Partnership will cease to be subject to the informational reporting requirements of the Exchange Act only after the Partnership is liquidated and dissolved, most likely in the third quarter of 2000.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership's limited partnership agreement (the "Partnership Agreement") provides that the proposal will be adopted only if approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed proxy returned to the General Partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Myrtle Creek System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Myrtle Creek System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive distributions of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  The General Partner also has prepared a proxy statement that is being delivered to the limited partners of Jones Cable Income Fund 1-B, Ltd. ("Fund 1-B"), which has a 40 percent ownership interest in the Venture, in connection with their vote to approve the sale of the Myrtle Creek System by the Venture. The closing of the sale of the Myrtle Creek System will occur only if the transaction is approved by the holders of a majority of the limited partnership interests of both of the two constituent partnerships of the Venture. A copy of the proxy statement being delivered to the limited partners of Fund 1-B has been filed with the United States Securities and Exchange Commission (the "Commission") and can be obtained either from the Commission or from the General Partner upon written request to the General Partner's Investor Services Department. See also "Certain Information About the Partnership, the General Partner and the Purchaser of the System."

  The approximate date on which this Proxy Statement and Form of Proxy are being sent to limited partners is June 18, 1999.

                            PARTNERSHIP INFORMATION

THE PARTNERSHIP'S INVESTMENT OBJECTIVES

  The Partnership was formed to acquire, develop, operate and, ultimately, sell cable television systems. The primary objectives of the Partnership have been to obtain long-term capital appreciation in the value of the Partnership's cable television properties and to generate a positive cash flow to permit cash returns in the form of regular quarterly distributions to limited partners. It was contemplated from the outset of the Partnership's existence that capital appreciation in Partnership cable television properties would be converted to cash by a sale of such properties at such time as the General Partner determined that the Partnership's investment objectives had substantially been achieved and after a holding period of approximately eight to ten years.

  Sales of the Partnership's limited partnership interests commenced in February 1987 and the Partnership was formed on February 9, 1987 when subscriptions for the minimum offering amount were received. Sales of limited partnership interest closed in April 1987 with 85,059 limited partnership interests sold for proceeds of $42,529,500.

  The Partnership formed the Venture with Fund 1-B in November 1987. The Partnership acquired a 60 percent ownership interest in the Venture through a capital contribution made to the Venture of $36,681,000. The Venture was formed to pool the financial resources of the two partnerships, both of which were sponsored by the General Partner. The two partnerships have identical investment objectives. The Venture enabled the two partnerships to acquire a greater number of cable television systems than either of the partnerships could have acquired on their own. During 1987 and 1988, the Venture acquired cable television systems serving the communities of Brighton and Broomfield and certain portions of unincorporated Adams, Boulder and Weld counties, all in the State of Colorado (the "Colorado Systems"), the cable television system serving the towns of Clearlake and Lakeport, California (the "Clearlake System"), the cable television system serving South Sioux City, Nebraska (the "South Sioux City System"), the cable television system serving Three Rivers, Schoolcraft, Vicksburg, Constantine, White Pigeon, Dowagiac, Watervliet and Vandalia, all in the State of Michigan (the "Southwestern Michigan System") and the Myrtle Creek System. The Venture sold the Colorado Systems in January 1997, the Venture sold the Clearlake System in January 1998, the Venture sold the Southwestern Michigan System in July 1998, and the Venture sold the South Sioux City System in August 1998. As a result of these prior sales, the Myrtle Creek System is the sole remaining asset of the Venture.

  One of the primary objectives of the Partnership has been to provide quarterly cash distributions to its partners, primarily from the distributions made to the Partnership by the Venture. One of the primary objectives of the Venture has been to provide quarterly cash distributions to the two Venture partners primarily from cash generated through operating activities of the Venture. The Venture's partners in turn have sought to provide quarterly cash distributions to their partners. The Venture used cash generated from operations to fund capital expenditures in 1998 and it did not declare quarterly cash flow distributions during that time, although it did make a distribution of $11,000,000 (of which Fund 1-B received $4,374,700 and the Partnership received $6,625,300) to its partners from the proceeds of the sale of the Clearlake System in February 1998, a distribution of $21,200,000 (of which Fund 1-B received $8,431,240 and the Partnership received $12,768,760) to its partners from the proceeds of the sale of the Southwestern Michigan System in August 1998 and a distribution of $7,277,700 (of which Fund 1-B received $2,894,341 and the Partnership received $4,383,359) to its partners from the proceeds of the sale of the South Sioux City System in September 1998. The Partnership and Fund 1-B in turn distributed their shares of such amounts to their limited partners. The Venture anticipates making a distribution of $6,085,000 (of which Fund 1-B will receive $2,420,000 and the Partnership will receive $3,665,000) to its partners from the proceeds of the sale of Myrtle Creek System in the third quarter of 1999. The Partnership and Fund 1-B will in turn distribute their shares of such amounts to their limited partners. The Venture and the Partnership do not anticipate resuming cash flow distributions.

  Because the distributions made from the net proceeds of the sales of the Venture's cable television systems together with prior distributions from operating cash flow will not total the amounts originally contributed to the Partnership by the limited partners plus the limited partners' liquidation preference, the General Partner will not receive any general partner distribution on the sale of the Myrtle Creek System.

  Based upon disclosures made to prospective investors about the Partnership's investment objectives in the Jones Cable Income Fund Limited Partnership Program prospectus and accompanying sales brochure, investors in the Partnership reasonably could have anticipated that the Partnership's investment objectives would be achieved and its assets liquidated after a holding period of approximately eight to ten years. Due to the uncertain and then adverse regulatory environment that developed in the early 1990's for the cable television industry, the resulting decline in the prices for cable television systems and the subsequent inactivity in the cable television system marketplace, the General Partner determined that it would be prudent to delay the sale of the Myrtle Creek System until market conditions improved, and as a result, the Myrtle Creek System has been held by the Venture for more than 11 years.

  The purpose of the sale of the Myrtle Creek System, from the Partnership's perspective, is to obtain the Partnership's primary investment objective with respect to the Myrtle Creek System, i.e., to convert the Partnership's capital appreciation in the Myrtle Creek System to cash. The sale proceeds will be used to repay all of the Venture's debts and pay certain fees and expenses of the transaction, including a brokerage fee of 2.5 percent of the sales price, or $250,000, to The Intercable Group, Ltd., a subsidiary of the General Partner, and settle working capital adjustments, and $500,000 of the sale proceeds will be deposited in a one-year indemnity escrow account. The remaining $6,085,000 of net sale proceeds will be distributed by the Venture to its two constituent partnerships in proportion to their ownership interests. The Partnership accordingly will receive 60 percent of such proceeds, estimated to total approximately $3,665,000, and the Partnership will distribute this portion of the net sale proceeds to its limited partners of record as of the closing date of the sale of the Myrtle Creek System in accordance with the distribution procedures established by the Partnership Agreement. The sale of the Myrtle Creek System is thus the necessary final step in the Partnership's accomplishment of its investment objectives with respect to the Myrtle Creek System.

  All distributions of the Partnership from the proceeds of the sales of cable television systems are to be distributed 100 percent to the limited partners until the limited partners receive an amount equal to 100 percent of their initial capital contributions, as reduced by all prior distributions other than distributions from cash flow, plus a 10 percent preferential return (the "liquidation preference"), and thereafter all such distributions are to be shared 75 percent to the limited partners and 25 percent to the General Partner. Counting all prior distributions made to the limited partners and the distribution to be made to the limited partners from the Partnership's portion of the proceeds from the sale of the Myrtle Creek System, the limited partners of the Partnership will not have received distributions in an amount equal to their initial capital contributions plus the 10 percent liquidation preference, and thus the sharing arrangement between the limited partners and the General Partner will never be triggered. Based upon financial information as of March 31, 1999, the limited partners as a group will receive $3,665,000 of the Myrtle Creek System's net sale proceeds. This distribution will provide the Partnership's limited partners with an approximate return of $43 for each $500 limited partnership interest, or $86 for each $1,000 invested in the Partnership. Taking into account the distributions to limited partners from the Venture's operating cash flow and from the net proceeds of the sales of the Venture's five cable television systems, the limited partners of the Partnership will have received a total return of $574 for each $500 limited partnership interest, or $1,148 for each $1,000 invested in the Partnership by the time of the Partnership's liquidation and dissolution.

Voting Provision of the Partnership Agreement

  Section 2.2(k) of the Partnership Agreement provides that the sale of all or substantially all of the Partnership's assets is subject to the approval of the holders of a majority of the Partnership's limited partnership interests. Because the Myrtle Creek System is the Venture's sole remaining asset and because the Partnership's investment in the Venture is the Partnership's only asset, the proposed sale of the Myrtle Creek System is being submitted for limited partner approval.

                   PROPOSED SALE OF THE MYRTLE CREEK SYSTEM

General

  Pursuant to the terms and conditions of an Asset Purchase Agreement dated as of September 9, 1998, as amended February 26, 1999 (the "Agreement") by and between the Venture and Falcon, the Venture has agreed to sell the Myrtle Creek System to Falcon for a sales price of $10,000,000, subject to customary working capital closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. Falcon is a California limited partnership headquartered at 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024. Falcon is not affiliated with the Partnership or with the General Partner. The Partnership has been informed that Falcon intends to finance its acquisition of the Myrtle Creek System through cash on hand and borrowings.

The Closing

  The closing of the sale is scheduled to occur in July 1999. Because the closing is conditioned upon, among other things, the approval of the limited partners of the Partnership and the approval of the limited partners of Fund 1-B and the receipt of material third party consents necessary for the transfer of the Myrtle Creek System to Falcon, there can be no assurance that the proposed sale will occur. The Agreement may be terminated by either the Venture or Falcon if the closing is not consummated on or before July 31, 1999.

The Myrtle Creek System

  The Myrtle Creek System was acquired by the Venture in December 1987 for a purchase price of $6,160,666. At acquisition, the Myrtle Creek System consisted of cable plant passing approximately 7,200 homes and serving approximately 4,950 basic subscribers. At December 31, 1998, the Myrtle Creek System consisted of approximately 148 miles of cable plant passing approximately 9,450 homes and serving approximately 6,700 basic subscribers. During the holding period, the Venture used approximately $3,300,000 in capital expenditures to expand and/or upgrade the cable plant of the Myrtle Creek System. The Myrtle Creek System's basic penetration rate is approximately 71 percent. As of December 31, 1998, the Myrtle Creek System had annual revenue of $2,465,000 and annual cash flow of $900,000. The $10,000,000 sales price therefore represents 11.1 times 1998's cash flow. The $10,000,000 sales price represents a sales price per basic subscriber of $1,507.

  Falcon will purchase all of the tangible assets of the Myrtle Creek System that are leased or owned by the Venture and used in the operation of the system, including the system's real estate, vehicles, headend equipment, underground and aboveground cable distribution systems, towers, earth satellite receive stations and furniture and fixtures. Falcon also will acquire certain of the intangible assets of the system, including all of the franchises, leases, agreements, permits, licenses and other contracts and contract rights necessary for the operation of the system. Also included in the sale are the subscriber accounts receivable of the system and all of the system's records, files, schematics, maps, reports, promotional graphics, marketing materials, and reports filed with federal, state and local regulatory agencies. The foregoing notwithstanding, certain of the system's assets will be retained by the Venture, including cash or cash equivalents on hand and in banks, insurance policies and any federal, state or local income or other tax refunds to which the Venture may be entitled.

Sales Price

  Subject to the closing adjustments described below, the sales price for the Myrtle Creek System is $10,000,000. Upon execution of the Agreement, Falcon deposited $500,000 in escrow. At closing, the deposit will be delivered to the Venture and credited against the sales price to be paid by Falcon. If each party to the Agreement shall have satisfied in full all of the obligations of such party under the Agreement that were to have been satisfied by such party prior to the closing date and neither party shall have breached any representation, warranty, covenant or agreement of such party contained in the Agreement but the closing shall nevertheless fail to take place without any fault on the part of either party because one or more of the closing conditions shall not have been satisfied or waived, then the Agreement will be terminated without any liability or obligation on the part of either party to the other arising out of the failure of the closing to take place and the deposit, plus any interest accrued thereon, will be returned to Falcon. If, on the other hand, all of the conditions to closing are satisfied, but Falcon nevertheless fails to purchase the Myrtle Creek System in accordance with the terms of the Agreement, the Venture will have the right to retain the deposit, plus any interest accrued thereon. The Venture's right to claim the deposit in the event that Falcon fails to close the transaction does not limit the Venture's right to damages in the event of Falcon's breach of the Agreement provided that the Venture shall have performed all of the terms and conditions of the Agreement to be performed by it.

  All expenses arising from the operation of the Myrtle Creek System, including but not limited to power and utility charges, real and personal property taxes, salesperson advances, payroll and other employment related taxes or other charges, the value of accrued vacation, pole attachment fees and other rentals and charges, applicable franchise fees and copyright royalty payments, sales and service charges and other similar prepaid and deferred items, and all revenues arising from the operation of the Myrtle Creek System (other than payments from subscribers and revenues relating to items that are excluded from the assets to be sold), shall be prorated between Falcon and the Venture as of 11:59 p.m. on the closing date so that the Venture receives the benefit of such revenues and bears such expenses that relate to the operation of the Myrtle Creek System for the period through the closing date and Falcon receives the benefit of such revenues and bears such expenses relating to the operation of the Myrtle Creek System after the closing date. The sales price will be adjusted in accordance with such prorations.

  In addition, the sales price will be increased by an amount equal to 95 percent of the accounts receivable owed as of the close of business on the closing date by basic subscribers to the Myrtle Creek System for services rendered through the closing date that are 30 days or less in arrears as of the closing date and 80 percent of the accounts receivable owed as of the close of business on the closing date by basic subscribers to the Myrtle Creek System for services rendered through the closing date that are more than 30 days but less than 60 days in arrears as of the closing date. Also, the sales price will be reduced by an amount equal to subscriber deposits and unearned subscriber payments and any interest due thereon as of the closing date. In addition, the sales price will be reduced by any accounts payable and accrued expenses for which the Venture would otherwise be liable under the Agreement but for which the responsibility for payment is assumed by Falcon at closing.

  If the number of basic subscribers delivered to Falcon at closing is less than 6,650, the sales price will be reduced by an amount equal to $1,507 multiplied by the number by which the number of basic subscribers is less than 6,650. The Venture will not have an obligation to close the sale if the sales price would be reduced pursuant to this adjustment by an amount greater than $527,450.

  The General Partner believes that these closing adjustments will neither increase nor decrease the sales price by a material amount. Please see Note 4 of the Notes to Unaudited Pro Forma Financial Statements for a detailed accounting of the General Partner's current best estimate of the anticipated closing adjustments.

Conditions to the Closing of the Sale

  The obligations of Falcon to consummate the closing are subject to the satisfaction or waiver of certain customary conditions, including the following conditions: (a) the representations and warranties of the Venture in the Agreement shall be true and accurate in all material respects at and as of the closing date with the same effect as if made at and as of the closing date except for changes permitted or contemplated by the Agreement; (b) the Venture shall have performed in all material respects all obligations and agreements and shall have complied with all covenants in the Agreement to be performed or complied with by it at or before closing; (c) the Venture and Falcon shall have obtained all consents and approvals of third persons and parties, including all franchise authorities and all other governmental authorities, bodies or agencies having jurisdiction over the transaction contemplated by the Agreement, necessary for the consummation of the transaction contemplated by the Agreement, including consents to assignment of the leases, contracts and licenses of the Myrtle Creek System; (d) the Venture shall have delivered to Falcon a bill of sale and assignment relating to the assets of the Myrtle Creek System, assignments of the Myrtle Creek System's cable television franchises, and all other applicable assignments and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance reasonably satisfactory to Falcon, as shall be effective to vest in Falcon good and marketable title in and to the Myrtle Creek System and its assets, free and clear of all mortgages, liens, restrictions, encumbrances, claims and obligations of any nature whatsoever; (e) Falcon shall have been furnished with an opinion of the general counsel of the General Partner dated the closing date and addressed to Falcon in the form agreed as an exhibit to the Agreement; (f) Falcon shall have been furnished with an opinion of FCC counsel for the Venture dated the closing date and addressed to Falcon in the form agreed as an exhibit to the Agreement; (g) the Venture shall have obtained and delivered to Falcon a report evidencing that all of the assets to be transferred to Falcon at closing relating to the Myrtle Creek System are free of liens; (h) between the date of the Agreement and the closing date, there shall have been no material adverse change in the Myrtle Creek System or its assets or their respective conditions (financial or otherwise), operations or business other than changes arising out of general economic conditions, or changes affecting the U.S. cable industry as a whole, including any change arising from legislation, litigation, rulemaking or regulation, or competition caused by or arising from direct broadcast satellite services; (i) the Venture shall have delivered to Falcon a certificate of compliance with the Agreement signed by an officer of the General Partner dated on and as of the closing date; (j) there shall not be pending or threatened any lawsuit, claim or legal action involving Falcon, the Venture or the system or its assets relating to the transactions contemplated by the Agreement; (k) prior to or at the closing, the Venture shall have delivered copies of all of its copyright filings for the Myrtle Creek System that relate to the last six semiannual reporting periods occurring prior to the closing date, along with all information required by Falcon to complete the copyright filings for the semiannual reporting period in which the closing occurs; (l) the Venture shall have delivered to Falcon all blueprints, schematics, working drawings, plans, projections, statistics, engineering records, contracts to be assumed by Falcon, customer and subscriber lists and other files and records used by the Venture in connection with the Myrtle Creek System's operations to be assigned to Falcon in accordance with the Agreement; (m) the Venture shall have delivered to Falcon, and shall have caused the General Partner, the Partnership and Fund 1-C to have delivered to Falcon, noncompetition agreements in the form attached as an exhibit to the Agreement; (n) the Venture shall have delivered to Falcon certificates issued by all applicable taxing authorities, to the extent such certificates are provided by such authorities, certifying the absence of any sales tax liability applicable to the Myrtle Creek System issued as of a date not more than 10 days prior to the closing date; (o) Falcon shall have been afforded the opportunity at its expense to engage a qualified engineer to perform a sweep of the Myrtle Creek System to confirm that the entire distribution system of the Myrtle Creek System conforms to the description thereof in the Agreement; (p) the Myrtle Creek System will have not less than 6,300 basic subscribers as of the closing date; (q) Falcon shall have received copies of all required current proofs of compliance with various federal communications laws; (r) the Myrtle Creek System shall have complied in all material respects with FCC rules and regulations regarding signal leakage as reflected in the leakage logs and other records delivered to Falcon at closing; and (s) the Venture shall have delivered such other documents as may reasonably be required by Falcon to effect the transaction contemplated by the Agreement.

  The obligations of the Venture to consummate the closing are subject to the satisfaction or waiver of certain customary conditions, including the following conditions: (a) the representations and warranties of Falcon in the Agreement shall be true and accurate in all material respects at and as of the closing date with the same effect as if made at and as of the closing date;
(b) Falcon shall have performed in all material respects all obligations and agreements and shall have complied with all covenants in the Agreement to be performed or complied with by it at or before closing; (c) Falcon shall have delivered to the Venture a certificate of compliance with the Agreement signed by the President or any executive Vice President of Falcon dated on and as of the closing date; (d) Falcon shall have executed and delivered to the Venture an assumption agreement assuming the liabilities of the Myrtle Creek System as of the closing date; (e) the Venture shall have received an opinion of counsel for Falcon dated the closing date and addressed to the Venture in the form agreed as an exhibit to the Agreement; (f) Falcon and the Venture shall have obtained all required consents and approvals of third persons or parties necessary for the consummation of the transaction contemplated by the Agreement; (g) there shall not be pending or threatened any lawsuit, claim or legal action relating to the transaction contemplated by the Agreement seeking to enjoin or render unlawful its consummation; (h) the Myrtle Creek System will have not less than 6,300 basic subscribers as of the closing date; provided, however, that in the event that the Myrtle Creek System has fewer than 6,300 basic subscribers as of the closing date and Falcon agrees to limit the amount of the actual downward subscriber shortfall closing adjustment to the sales price to $527,450, then this condition shall be deemed waived by the Venture; (i) the holders of a majority of the limited partnership interests of both the Partnership and Fund 1-B shall have voted to approve the transaction contemplated by the Agreement; and (j) Falcon shall have delivered the sales price and such other documents as may be reasonably requested by the Venture to effect the transaction contemplated by the Agreement.

Indemnity Escrow

  For a period of one year following the closing date, $500,000 of the sale proceeds will remain in escrow as security for the Venture's agreement to indemnify Falcon under the Agreement. This escrow amount shall apply against any claims made by the Venture's creditors or claims filed by other third parties as a result of acts by the Venture that have not been assumed by Falcon and any claims made by Falcon as a result of unsatisfied net prorations or sales price Adjustments in Falcon's favor or as a consequence of the failure of the Venture to deliver the assets of the Myrtle Creek System as represented by the Venture in the Agreement, including but not limited to any reduction in the sales price occasioned by the Venture's failure to deliver at closing at least 6,650 basic subscribers. Any claims made by Falcon shall be submitted to the Venture for review and approval and any claims made by the Venture's creditors shall be submitted to both Falcon and the Venture for review and approval prior to the release of funds to Falcon and/or such creditors by the escrow agent. Interest earned on any amounts disbursed to Falcon shall be paid to Falcon and interest earned on all other amounts, whether disbursed to the Venture or to third parties, shall belong to the Venture except to the extent that such interest is required to pay Falcon or the Venture's creditors.

  In addition, the Venture has agreed to indemnify and hold Falcon harmless against and in respect of and is obligated to reimburse Falcon for any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement contained in the Agreement or any certificate, document or instrument delivered to Falcon at closing; any and all obligations of the Venture not specifically assumed by Falcon pursuant to the terms of the Agreement and the assumption agreement delivered at closing; any claims for finder's fees or brokerage or other commissions by any person arising by reason of any services alleged to have been rendered to or at the instance of the Venture with respect to the

Agreement or any of the transactions contemplated thereby; any and all losses, liabilities or damages resulting from the Venture's operation or ownership of the Myrtle Creek System prior to the close of business on the closing date; any and all losses, liabilities or damages resulting from claims arising after the closing date by or on behalf of persons employed by the Venture at any time prior to the closing and who are not employed by Falcon after the closing; and any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing the indemnity given under the Agreement.

  The Venture's primary exposure, if any, will relate to the representations and warranties made about the Myrtle Creek System in the Agreement and to pre-closing obligations and liabilities. The Venture will not be liable for any claim for a breach of a representation or warranty unless and until the aggregate amount of all claims is at least $25,000. Falcon will have the right to make claims against the indemnity escrow account and Falcon must notify the Venture of such claims. If the Venture objects to the payment of any claims by the escrow agent, and if Falcon and the Venture are unable to agree on how the escrowed funds should be distributed, the escrow agent will be authorized to submit the dispute to arbitration.

  Any amounts remaining from this indemnity escrow account at the end of the one year period and not subject to a claim by Falcon will be distributed to the partners of the Venture. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed. If any disputes with respect to indemnification arise, the Partnership would not be dissolved until such disputes were resolved, which could result in the Partnership continuing in existence beyond 2000.

REASONS FOR THE TIMING OF THE SALE

  The decision to proceed with the sale of the Myrtle Creek System was based upon the General Partner's conclusion in 1996 that it would be in the Venture's best interests to sell the Myrtle Creek System. In accordance with the General Partner's decision in 1996 that it was time for the Venture to sell the Myrtle Creek System, an information package describing the Myrtle Creek System was prepared by The Intercable Group, Ltd., the General Partner's cable system brokerage subsidiary. During 1996, The Intercable Group, Ltd. approached Falcon regarding the Myrtle Creek System and an information package was sent to Falcon in November 1996. At the end of December 1996, Falcon submitted a cash for assets offer of $9,750,000 for 6,200 basic subscribers. The offer was subject to Falcon's due diligence review of the Myrtle Creek System and Falcon visited the system on February 12, 1997. After this visit, Falcon withdrew its offer to purchase the Myrtle Creek System.

  Between October 1997 and February 1998, The Intercable Group, Ltd. contacted other potential buyers: Harron Communications, Anderson Pacific Corporation, Benchmark Communications, American Cable Entertainment, Mountain Cable Marketing and Sun Country Cable to solicit their interest in purchasing the Myrtle Creek System. This brokerage firm also remained in contact with Falcon about the system. Updated information packages were sent to Falcon and the other potential buyers in February 1998.

  The Intercable Group, Ltd. remained in contact with the two companies expressing continued interest in the Myrtle Creek System, i.e., Sun Country Cable and Falcon. In March 1998, an information package was also sent to Tele-Media Company. At that time, The Intercable Group, Ltd. requested bids on the Myrtle Creek System from the three interested parties. Cash for assets offers, subject to due diligence, were made by Falcon at $10,000,000, by Tele-Media Company at $9,600,000 and by Sun County Cable at $9,475,000. In comparing the offers from Falcon, Tele-Media Company and Sun Country Cable, The Intercable Group, Ltd. evaluated each offer based on the price, the proposed basic subscriber warrants and other proposed contract terms. The Falcon offer was based in the Venture's delivery of 6,680 basic subscribers (which was subsequently reduced by negotiation to 6,650 basic subscribers), while the Tele-Media Company offer was based on the Venture's delivery of 6,780 basic subscribers and the Sun Country Cable offer was based on the Venture's delivery of 6,687 basic subscribers. The Tele-Media Company offer also had a condition that the buyer obtain satisfactory financing for the transaction. Given all of these various offer terms, The Intercable Group, Ltd., in consultation with the General Partner, elected to pursue negotiations with Falcon because Falcon offered the highest sales price and its offer was more favorable with respect to the basic subscriber warrant requirement. In addition, Falcon is an established cable operator with several other cable television systems in the State of Oregon.

  As a result of further discussions with Falcon, a letter of intent was executed between the Venture and Falcon on May 13, 1998. Following the execution of the letter of intent, representatives of The Intercable Group, Ltd. and representatives of the General Partner negotiated the Agreement with Falcon. The Agreement was executed on September 9, 1998. The Agreement was subsequently approved by an unanimous vote of the Board of Directors of the General Partner.

  The Partnership has a finite legal existence of 17 years, over 12 of which have passed. It was not intended or expected, however, that the Partnership would hold its cable systems for 17 years. Although it was not possible at the outset of the Partnership to determine precisely how quickly the investment objectives with respect to any particular system would be achieved, investors were informed that past experience with prior partnerships had shown that five to seven years was the average length of time from the acquisition of a cable system to its sale. Investors in the Partnership also were able to examine the track record of prior partnerships because such track record was set forth in the prospectus delivered in connection with the Partnership's initial public offering. At the time of the formation of the Partnership, the track record showed that prior partnerships had rarely held their cable systems for any longer than six years. The Partnership had somewhat different investment objectives from most of the General Partner's prior partnerships, however, in that it sought to provide both current distributions and capital appreciation in its cable systems. The expected holding period for the Partnership's systems was therefore eight to ten years.

  When investing in the Partnership, by virtue of the provisions of Section 2.2(k) of the Partnership Agreement, the limited partners vested in the General Partner the right and responsibility to determine when the Partnership's investment objectives had been achieved. The Myrtle Creek System was acquired by the Venture because, in the opinion of the General Partner at the time of the Myrtle Creek System's acquisition, the system had the potential for capital appreciation within a reasonable period of time. It is the General Partner's opinion that during the years that the Myrtle Creek System has been held by the Venture, the Partnership investment objectives with respect to the system have been achieved. The General Partner determined that now rather than later was the appropriate time for the Venture to sell the system. The General Partner used no specific benchmarks or measurement tools in determining that now was the time for the Venture to sell the system. The General Partner conducted a subjective evaluation of a variety of factors, including the length of the holding period and the prospects for future growth of the system as compared to the potential risks of a decline in the value of the system.

  In evaluating whether now was the time for the Venture to sell the Myrtle Creek System, the General Partner generally considered the benefits to the limited partners that might be derived by the Venture's holding the system for an additional period of time. The General Partner assumed that the system might continue to appreciate in value and, if so, the Myrtle Creek System would be able to be sold for a greater sales price in the future. The General Partner weighed these assumptions against the potential risk to investors from a longer holding period, i.e., the risks that regulatory, technology and/or competitive developments could cause the system to decline in value, which could result in a lower sales price in the future. A longer holding period would expose investors to the risk that competition from direct broadcast satellite companies, telephone companies and/or neighboring cable companies could diminish the number of subscribers to the system's basic and premium services, thereby decreasing the value of the system. A longer holding period would expose investors to the risk that changes in the regulations promulgated by the governmental agencies that oversee cable operations could make cable systems a less desirable investment, thereby decreasing the value of the Myrtle Creek System. The General Partner's decision to sell the system at this time was greatly influenced by the fact that the originally contemplated holding period has been exceeded.

Recommendation of the General Partner and Fairness of the Proposed Sale

  The General Partner believes that the Venture's proposed sale of the Myrtle Creek System to Falcon on the terms and conditions of the Agreement and the proposed distribution of the net sale proceeds therefrom to the limited partners of the Partnership and Fund 1-B are fair to all limited partners of the Partnership, and it recommends that the limited partners of the Partnership approve the Venture's sale of the Myrtle Creek System to Falcon on the terms and conditions of the Agreement. In determining the fairness of the proposed transaction, the General Partner's officers and directors at the time the Agreement was negotiated and executed considered each of the following factors, all of which had a positive effect on the General Partner's fairness determination:

  (i) the limited partnership interests are at present illiquid and the cash to be distributed to limited partners as a result of the proposed sale of the Myrtle Creek System will provide limited partners with liquidity;

  (ii) the sales price represents the fair market value of the Myrtle Creek System because the sales price was determined in competitive bidding and through an arm's-length negotiation between the General Partner, representing the Venture, and Falcon, an unaffiliated entity;

  (iii) the Venture has held the Myrtle Creek System for more than 11 years;

  (iv) the conditions and prospects of the cable television industry in which the Venture is engaged, including the competition and threat of competition from overbuilders, from DBS services and telephone companies, and the working capital and other financial needs of the Venture if it were to continue to operate and upgrade the Myrtle Creek Systems; and

  (v) the terms and conditions of the Agreement by and between the Venture and Falcon, including the fact that the sales price will be paid in cash and the fact that Falcon's obligation to close is not contingent upon its ability to obtain financing.

  The General Partner's officers and directors at the time the Agreement was negotiated and executed reviewed the terms of the Agreement and the sales price and, based on their general knowledge of cable television system transactions undertaken by cable television companies, concluded that the sales price and other transaction terms were fair and were within industry norms for comparable transactions.

Certain Effects of the Sale

  Upon the consummation of the proposed sale of the Myrtle Creek System, the proceeds of the sale will be used to repay all of the remaining amounts borrowed under the Venture's credit facility and its capital lease obligations, pay certain fees and expenses of the transaction, including a brokerage fee to a subsidiary of the General Partner, and $500,000 will be deposited into a one-year indemnity escrow account and then the approximately $6,085,000 of net sale proceeds will be distributed by the Venture to its two constituent partnerships in proportion to their ownership interests. The Partnership accordingly will receive 60 percent of such proceeds, estimated to total approximately $3,665,000, and the Partnership will distribute this portion of the net sale proceeds to its limited partners of record as of the closing date of the sale of the system pursuant to the terms of the Partnership Agreement. Based upon pro forma financial information as of March 31, 1999, and assuming an unadjusted sales price of $10,000,000, as a result of the sale of the Myrtle Creek System, the limited partners of the Partnership, as a group, will receive $3,665,000. Limited partners will receive $43 for each $500 limited partnership interest, or $86 for each $1,000 invested in the Partnership. The limited partners will be subject to federal income tax on the income resulting from the sale of the Myrtle Creek System. See the detailed information below under the caption "Federal Income Tax Consequences."

  After the sale of the Myrtle Creek System and the Venture's distribution of the net proceeds therefrom, including the indemnity escrow amount, the Partnership will make a final distribution to its limited partners and then it will be liquidated and dissolved, most likely in the third quarter of 2000. Neither Colorado law nor the Partnership Agreement afford dissenters' or appraisal rights to limited partners in connection with the Venture's proposed sale of the Myrtle Creek System. If the proposed transaction is approved by the holders of a majority of the limited partnership interests of the Partnership and Fund 1-B, all limited partners of the Partnership will receive a distribution of the net sale proceeds in accordance with procedures prescribed by the Partnership

Agreement regardless of how or whether they vote on the proposal. It is anticipated that if the proposed transaction is not consummated, the General Partner's current management team will continue to manage the Myrtle Creek System on behalf of the Partnership until such time as the Myrtle Creek System can be sold. No other alternatives have been or currently are being considered.

  All distributions of the Partnership from the proceeds of the sale of the Myrtle Creek System will be made to the Partnership's limited partners of record as of the closing date of the sale of the Myrtle Creek System. This includes the distribution of the Partnership's 60 percent share of the net sale proceeds to be made shortly following the closing of the sale and the distribution of the Partnership's 60 percent share of the amounts remaining, if any, from the one-year indemnity escrow account. Because transferees of limited partnership interests following the closing date of the sale of the Myrtle Creek System would not be entitled to any distributions from the Partnership, a transfer of limited partnership interests following the closing date of the sale of the Myrtle Creek System would have no economic value. The General Partner therefore has determined that, pursuant to the authority granted to it by Section 3.5 of the Partnership Agreement, it will not approve any transfers of limited partnership interests following the closing of the sale of the Myrtle Creek System. Sales of limited partnership interests pursuant to limited tender offers, in the secondary market or otherwise will not be possible following the closing of the sale of the Myrtle Creek System.

                        FEDERAL INCOME TAX CONSEQUENCES

  The purpose of the following discussion of the income tax consequences of the proposed transaction is to inform the limited partners of the 1999 federal income tax consequences to the Partnership and to its partners arising from the Venture's proposed sale of the Myrtle Creek System. These tax consequences are expected to be incurred in 1999, the year in which the sale is expected to close. The tax information included herein was prepared by the tax department of the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnerships's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the limited partners of factual information and should not be considered tax advice.

Partnership Allocation of Gain from Sale

  Section 5.4 of the Partnership Agreement specifies that partnership distributions of cable television system net sale proceeds shall be allocated 100 percent to the limited partners until they have received a return of their initial capital contributions plus their 10 percent liquidation preference, and thereafter such distributions are to be made 75 percent to the limited partners and 25 percent to the General Partner. Because the limited partners of the Partnership will not receive a return of their initial investment plus the liquidation preference, the General Partner will not receive a general partner distribution.

  The allocation of gain from the sale of the Myrtle Creek System will follow the allocation of the cash distributions from the sale in accordance with
Section 5.3 of the Partnership Agreement. The allocation of gain will be 100 percent to the limited partners to the extent of initial capital contributions plus the 10 percent liquidation preference. This allocation follows the underlying economic gain of the partners and hence satisfies the "substantial economic effect" test enacted in Internal Revenue Code ("IRC") Section 704(b) regarding special partnership allocations.

  Application of the allocation provisions of Section 5.3 ensures that the limited partners' net sum of allocable partnership loss and income during the Partnership's life will equal the net economic gain realized from their investment in the Partnership. The estimated allocable limited partner income from the Myrtle Creek System sale reported below incorporates the application of the special partnership allocation rules of Section 5.3.

Projected 1999 Tax Results

  By the expected date of the proposed system sale in July 1999, most of the limited partners will have received certain tax benefits from their investment in the Partnership. Assuming maximum federal income tax rates and no other sources of passive income, original limited partners of the Partnership will have received $828,244 in tax benefits from Partnership losses ($19 per $1,000 invested). Tax benefits derived from allocable Partnership losses have been limited due to the passive loss limitation rules enacted in 1986.

  The sale of the Myrtle Creek System will result in a gain for federal income tax purposes. The amount of this gain allocated to limited partners will be approximately $4,972,714. The General Partner estimates that all of this gain ($117 per $1,000 invested) will be treated as ordinary income. This amount of ordinary income results from the recapture of depreciation on business assets under IRC Section 1245. It is anticipated that no passive loss carryforwards from the Partnership will be available to offset these gain allocations.

  Assuming the 31 percent rate applies to ordinary income, as a result of the sale of the Myrtle Creek System, a limited partner will be subject to federal income taxes of $36 per $1,000 invested in the Partnership. The taxable income will be recognized in the year of closing of the sale, which is expected to be 1999.

Syndication Costs

  Syndication costs represent sales commissions paid by limited partners on their purchase of their limited partnership interests and allocable costs associated in forming the Partnership. These costs were capitalized on the Partnership books and are reflected in the limited partners' capital account balance. Upon liquidation of the Partnership, the syndication costs cannot be deducted by the Partnership. However, these costs can be deducted by the limited partners as a long term capital loss under IRC Section 731. Limited partners will have an ending capital balance on their final Form 1065, Schedule K-1 which represents their allocable syndication costs. The Partnership has syndication costs of $5,846,809 ($137 per $1,000 invested) that will be deductible by limited partners in the Partnership's final tax year. Although the sale of the Myrtle Creek System is expected to occur in 1999, it is anticipated that due to the one-year escrow arrangement, the final Partnership tax year will be 2000. Syndication costs thus should be deductible by limited partners on their 2000 returns.

Secondary Market Purchasers

  Limited partners that have more recently acquired their partnership interests in the limited partnership secondary market and/or through limited tender offers will have allocable income from the Myrtle Creek System sale in the amounts reported above. Because the Partnership does not have an IRC
Section 754 election in effect, the purchase of a limited partnership interest in the Partnership places the new investor in the same position as the limited partner from whom the interest was purchased.

  Recent investors will not have their net tax basis in their partnership interests reflected on their annual Schedule K-1. Such limited partners must track their tax basis by adjusting their original cost by allocable income or loss and partnership distributions. Their adjusted tax basis will be deductible as a long term capital loss under IRC Section 731 in a manner similar to the Partnership syndication costs discussed above.

Federal Reporting by Tax Exempt Entities

  The July 1999 sale of the Myrtle Creek System will generate Unrelated Business Taxable Income (UBTI) to tax exempt entities, which will require the filing of Form 990-T. Although many trust administrators complete the required tax returns, responsibility for completion of the Form 990-T ultimately rests with the beneficiaries of trusts, IRAs and other tax exempt entities. Because this is an area in which there is variance of policy among trust administrators, each limited partner who is a beneficiary is advised to confirm with his or her trust administrator that this filing requirement will be fulfilled.

            CERTAIN INFORMATION ABOUT THE PARTNERSHIP, THE GENERAL
                    PARTNER AND THE PURCHASER OF THE SYSTEM

  The principal executive offices of the Partnership and the General Partner are located at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148, and their telephone number is (215) 665-1700. The principal executive offices of Falcon are located at 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.

  The limited partnership interests of the Partnership are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership currently is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Reports and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site that contains reports, proxy statements and information statements of registrants (including the Partnership and the General Partner) that file electronically with the Commission at http://www.sec.gov. After the Partnership's portion of the net proceeds from the sale of the Myrtle Creek System, including amounts to be held in a one-year indemnity escrow account, are distributed to the Partnership's partners of record as of the closing date of the sale of the Myrtle Creek System, the Partnership will be liquidated and dissolved. The Partnership's registration and reporting requirements under the Exchange Act will not be terminated until the dissolution of the Partnership, most likely during the third quarter of 2000.

  On April 7, 1999, Comcast Corporation ("Comcast") completed the acquisition of a controlling interest in the General Partner. Comcast now owns approximately 12.8 million shares of the General Partner's Class A Common Stock and approximately 2.9 million shares of the General Partner's Common Stock, representing approximately 37 percent of the economic interest and 47 percent of the voting interest in the General Partner. Also on that date, Comcast contributed its shares in the General Partner to Comcast's wholly owned subsidiary, Comcast Cable Communications, Inc. ("Comcast Cable"). The approximately 2.9 million shares of Common Stock of the General Partner owned by Comcast represents approximately 57 percent of the outstanding Common Stock, which class of stock is entitled to elect 75 percent of the Board of Directors of the General Partner. As a result of this transaction, the General Partner is now a consolidated public company subsidiary of Comcast Cable.

  Comcast is principally engaged in the development, management and operation of broadband cable networks and in the provision of content through programming investments. Comcast Cable is principally engaged in the development, management and operation of broadband cable networks. The address of Comcast's principal office is 1500 Market Street, Philadelphia, Pennsylvania 19102-2148, which is also now the address of the General Partner's principal office. The address of Comcast Cable's principal office is 1201 Market Street, Suite 2201, Wilmington, Delaware 19801.

           USE OF PROCEEDS FROM THE SALE OF THE MYRTLE CREEK SYSTEM

  The following is a brief summary of the Venture's estimated use of the proceeds and of the Partnership's estimated use of its portion of the proceeds from the sale of the Myrtle Creek System. All of the following selected financial information is based upon amounts as of March 31, 1999 and certain estimates of liabilities and the number of basic subscribers at closing. Final results may differ materially from these estimates. A more detailed discussion of the financial consequences of the sale of the Myrtle Creek System is set forth below under the captions "Unaudited Pro Forma Financial Information." All limited partners are encouraged to review carefully the unaudited pro forma financial statements and notes thereto.

  If the holders of a majority of limited partnership interests of the two partnerships that comprise the Venture approve the proposed sale of the Myrtle Creek System and the transaction is closed, the Venture will repay all of the amounts borrowed under its credit facility and its capital lease obligations, leaving the Venture with no debt outstanding, pay certain fees and expenses of the transaction, including a brokerage fee of 2.5 percent of the sales price, or $250,000, to The Intercable Group, Ltd., a subsidiary of the General Partner, settle working capital adjustments and deposit $500,000 in a one-year interest bearing indemnity escrow account, and then the approximately $6,085,000 of net sale proceeds will be distributed by the Venture to its two constituent partnerships in proportion to their ownership interests. The Partnership accordingly will receive 60 percent of such proceeds, estimated to total approximately $3,665,000, and the Partnership will distribute this portion of the net sale proceeds to the Partnership's limited partners of record as of the closing date of the sale of the system and pursuant to the terms of the Partnership Agreement. Because distributions to be made on the sale of the Myrtle Creek System together with all prior distributions made by the Partnership to the limited partners from the Venture's operating cash flow and from the net proceeds of prior cable television system sales will not equal the amount originally contributed to the Partnership by the limited partners plus the limited partners' liquidation preference, the General Partner will not receive a general partner distribution on the sale of the Myrtle Creek System. Based upon financial information as of March 31, 1999, the limited partners as a group will receive $3,665,000 of the net sale proceeds. This distribution will provide the Partnership's limited partners with a return of $43 for each $500 limited partnership interest, or $86 for each $1,000 invested in the Partnership. The estimated uses of the sale proceeds are as follows:

   Contract Sales Price of the Myrtle Creek System............... $10,000,000
   Add:Cash on Hand .............................................      58,019
   Less:Repayment of Debt........................................  (2,413,939)
      Estimated Net Closing Adjustments..........................    (807,538)
      Brokerage Fee..............................................    (250,000)
      Indemnity Escrow...........................................    (500,000)
      Miscellaneous..............................................      (1,542)
                                                                  -----------
         Cash Available for Distribution to the Partnership and
          to Fund 1-B............................................ $ 6,085,000
                                                                  -----------
         Cash Distributed to Fund 1-B............................ $ 2,420,000
                                                                  -----------
         Cash Available for Distribution by the Partnership...... $ 3,665,000
                                                                  ===========

  Based on financial information available at March 31, 1999, the following table presents the estimated results of the Partnership when the sale of the Myrtle Creek System is completed:

   Tax and Distribution Data per $1,000 of Limited Partnership Capi-
    tal:
     Federal Income Tax Results
       Ordinary Income (Loss)
       --from operations............................................. $ (819)
       --from recapture.............................................. $1,104
       Capital Gain (Loss)........................................... $ (137)
     Cash Distributions to Investors
       Source (on GAAP basis)
       --investment income........................................... $  148
       --return of capital........................................... $1,000
       Source (on cash basis)
       --sales....................................................... $1,148

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                     OF JONES CABLE INCOME FUND 1-C, LTD.

  The following unaudited pro forma balance sheet assumes that as of March 31, 1999, the Venture had sold the Myrtle Creek System for $10,000,000. The following unaudited pro forma statements of operations assume that the Venture had sold the Myrtle Creek System for $10,000,000, as well as the Clearlake System, the Southwestern Michigan System and the South Sioux City System, as of January 1, 1998. The funds available to the Venture from the sale of the Myrtle Creek System, adjusting for the estimated net closing adjustments of the sale, are expected to total $9,192,462. Such funds will be used to repay all of the amounts borrowed by the Venture under its credit facility and outstanding capital lease obligations, pay certain fees and expenses of the transaction, including a brokerage fee to an affiliate of the General Partner, and make a $500,000 deposit into the indemnity escrow account, and the balance will be distributed by the Venture to its two constituent partnerships in proportion to their ownership interests. The Partnership accordingly will receive 60 percent of such proceeds, expected to total approximately $3,665,000, and the Partnership will distribute this portion of the net sale proceeds to the Partnership's limited partners in accordance with the distribution provisions of the Partnership Agreement.

  The unaudited pro forma financial statements should be read in conjunction with the appropriate notes to the unaudited pro forma financial statements.

  ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF MARCH 31, 1999 AND CERTAIN ESTIMATES OF LIABILITIES AT CLOSING. FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                       JONES CABLE INCOME FUND 1-C, LTD.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1999

                                                           PRO FORMA   PRO FORMA
                                             AS REPORTED  ADJUSTMENTS   BALANCE
                                             -----------  -----------  ----------
ASSETS
Cash and Cash Equivalents..................  $   58,019   $ 3,606,981  $3,665,000
Trade Receivables, net.....................      18,374       (18,374)        --
Investment in Cable Television Properties:
  Property, plant and equipment, net.......   2,379,693    (2,379,693)        --
  Franchise costs and other intangibles,
   net.....................................     763,243      (763,243)        --
                                             ----------   -----------  ----------
    Total investment in cable television
     properties............................   3,142,936    (3,142,936)        --
Deposits, Prepaid Expenses and Deferred
 Charges...................................     104,540       395,460     500,000
                                             ----------   -----------  ----------
    Total Assets...........................  $3,323,869   $   841,131  $4,165,000
                                             ==========   ===========  ==========
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Liabilities:
  Debt.....................................  $2,413,939   $(2,413,939) $      --
  Trade accounts payable and accrued lia-
   bilities................................     897,393      (897,393)        --
  Subscriber prepayments...................      33,059       (33,059)        --
  Accrued distribution to limited part-
   ners....................................         --      3,665,000   3,665,000
                                             ----------   -----------  ----------
    Total Liabilities......................   3,344,391       320,609   3,665,000
                                             ----------   -----------  ----------
Minority interest in Joint Venture.........      33,421       165,429     198,850
                                             ----------   -----------  ----------
Partners' Capital (Deficit):
  General Partner..........................        (764)        3,775       3,011
  Limited Partners.........................     (53,179)      351,318     298,139
                                             ----------   -----------  ----------
    Total Partners' Capital (Deficit)......     (53,943)      355,093     301,150
                                             ----------   -----------  ----------
  Total Liabilities and Partners' Capital
   (Deficit)...............................  $3,323,869   $   841,131  $4,165,000
                                             ==========   ===========  ==========


   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited pro forma balance sheet.

                       JONES CABLE INCOME FUND 1-C, LTD.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                   For the Three Months Ended March 31, 1999

                                                           Pro Forma  Pro Forma
                                              As Reported Adjustments  Balance
                                              ----------- ----------- ---------
REVENUES.....................................  $607,350    $(607,350)  $  --
COSTS AND EXPENSES:                                                       --
  Operating Expenses ........................   371,932     (371,932)     --
  Management fees and allocated overhead from
   the General Partner.......................    73,792      (73,792)     --
  Depreciation and Amortization..............   198,524     (198,524)     --
                                               --------    ---------   ------
OPERATING LOSS...............................   (36,898)      36,898      --
                                               --------    ---------   ------
OTHER INCOME (EXPENSE):
  Interest expense ..........................   (50,574)      50,574      --
  Other, net.................................   (39,403)      39,403      --
                                               --------    ---------   ------
    Total other income (expense), net........   (89,977)      89,977      --
                                               --------    ---------   ------
CONSOLIDATED LOSS............................  (126,875)     126,875      --
MINORITY INTEREST IN CONSOLIDATED LOSS.......    50,458      (50,458)     --
                                               --------    ---------   ------
NET LOSS.....................................   (76,417)   $  76,417      --
                                               ========    =========   ======
NET LOSS PER LIMITED PARTNERSHIP INTEREST....  $   (.89)               $  --
                                               ========                ======


   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited pro forma statement.

                       JONES CABLE INCOME FUND 1-C, LTD.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                        PRO FORMA    PRO FORMA
                                         AS REPORTED   ADJUSTMENTS    BALANCE
                                         ------------  ------------  ----------
REVENUES................................ $  8,558,726  $ (8,558,726) $      --
COSTS AND EXPENSES:
  Operating Expenses....................    5,317,589    (5,317,589)        --
  Management fees and allocated overhead
   from
   the General Partner..................      971,825      (971,825)        --
  Depreciation and Amortization.........    2,947,988    (2,947,988)        --
                                         ------------  ------------  ----------
OPERATING LOSS..........................     (678,676)      678,676         --
                                         ------------  ------------  ----------
OTHER INCOME (EXPENSE):
  Interest expense......................     (731,711)      731,711         --
  Gain on sale of cable television sys-
   tem..................................   35,830,323   (35,830,323)        --
  Other, net............................      (78,098)       78,098         --
                                         ------------  ------------  ----------
    Total other income (expense), net...   35,020,514   (35,020,514)        --
                                         ------------  ------------  ----------
CONSOLIDATED INCOME.....................   34,341,838   (34,341,838)        --
MINORITY INTEREST IN CONSOLIDATED
 INCOME.................................  (13,657,749)   13,657,749         --
                                         ------------  ------------  ----------
NET INCOME..............................   20,684,089  $(20,684,089)        --
                                         ============  ============  ==========
NET INCOME PER LIMITED PARTNERSHIP IN-
 TEREST................................. $     243.10                $      --
                                         ============                ==========




   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited statement.

                       JONES CABLE INCOME FUND 1-C, LTD.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  1) The Partnership has a 60 percent ownership interest in the Venture through a capital contribution made during November 1987 of $36,681,000. The following calculations present the sale of the Myrtle Creek System and the resulting estimated distributions to be received by the Partnership.

  2) The unaudited pro forma balance sheet of the Partnership assumes that the Venture had sold the Myrtle Creek System for $10,000,000 as of March 31, 1999. The unaudited pro forma statements of operations of the Partnership assume that the Venture had sold the Myrtle Creek System for $10,000,000, as well as the Clearlake System, the Southwestern Michigan System and the South Sioux City System, as of January 1, 1998.

  3) The Partnership will receive from the Venture $3,665,000 of net sale proceeds from the sale of the Myrtle Creek System, which it will distribute to the Partnership's limited partners. The limited partnership distribution will represent $43 for each $500 limited partnership interest or $86 for each $1,000 invested in the Partnership.

  4) The estimated gain recognized from the sale of the Myrtle Creek System and corresponding estimated distribution to the Partnership's limited partners as of March 31, 1999 have been computed as follows:

Gain on Sale:

Contract sales price............................................. $10,000,000
Less: Net book value of investment at March 31, 1999.............  (3,142,936)
      Brokerage fee..............................................    (250,000)
                                                                  -----------
Gain on sale..................................................... $ 6,607,064
                                                                  ===========
Distribution to Limited Partners:
Contract sales price............................................. $10,000,000
Add:  Trade receivables, net.....................................      18,374
      Prepaid expenses...........................................     104,540
Less: Accounts payable and accrued liabilities...................    (897,393)
Subscribers prepayments..........................................     (33,059)
                                                                  -----------
Adjusted cash received...........................................   9,192,462
Less: Outstanding debt to third parties..........................  (2,413,939)
      Brokerage fee..............................................    (250,000)
      Miscellaneous..............................................      (1,542)
Add:  Cash on hand...............................................      58,019
                                                                  -----------
Cash available from sale proceeds................................ $ 6,585,000
                                                                  -----------
Portion of sale proceeds to be held in a one-year indemnity
 escrow..........................................................    (500,000)
                                                                  -----------
Cash available for distribution to the Partnership and Fund 1-B in 1999......................................................... $ 6,085,000
                                                                  ===========
Cash distributed to Fund 1-B..................................... $ 2,420,000
                                                                  ===========
Cash available for distribution by the Partnership............... $ 3,665,000
                                                                  ===========

                             AVAILABLE INFORMATION

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 are being mailed to the limited partners of the Partnership together with this Proxy Statement.

                          INCORPORATION BY REFERENCE

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 are incorporated by reference in their entirety in this Proxy Statement.

                        [JONES INTERCABLE, INC. LOGO]

                               1500 Market Street
                        Philadelphia, Pennsylvania 19102

                                     PROXY

  This Proxy is Solicited on Behalf of the Partnership by the General Partner

     The undersigned Limited Partner of Jones Cable Income Fund 1-C, Ltd., a Colorado limited partnership, hereby votes on the sale of the Jones Cable Income Fund 1-B/C Venture's Myrtle Creek, Oregon cable television system to Falcon Cablevision or one of its affiliates, for a sales price of $10,000,000 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of September 9, 1998, as amended, as follows:

         [_] CONSENTS        [_] WITHHOLDS CONSENT      [_] ABSTAINS

 (You must sign on the reverse side of this proxy card for your vote to count.)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.

                                                PLEASE SIGN EXACTLY AS NAME
                                                     APPEARS ON LABEL.

                                            DATED: ______________________, 1999

                                            ___________________________________
                                                Beneficial Owner Signature
                                                        (Investor)

                                            ___________________________________
                                               Authorized Trustee/Custodian
                                                        Signature

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                        [JONES INTERCABLE, INC. LOGO]

                              1500 Market Street
                       Philadelphia, Pennsylvania 19102
                                    PROXY
 THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

     The undersigned Limited Partner of Jones Cable Income Fund 1-C, Ltd., a Colorado limited partnership, hereby votes on the sale of the Jones Cable Income Fund 1-B/C Venture's Myrtle Creek, Oregon cable television system to Falcon Cablevision or one of its affiliates, for a sales price of $10,000,000 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of September 9, 1998, as amended, as follows:

         [_] CONSENTS        [_] WITHHOLDS CONSENT      [_] ABSTAINS

(YOU MUST SIGN ON THE REVERSE SIDE OF THIS PROXY CARD FOR YOUR VOTE TO COUNT.)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.

                                            ALL OWNERS MUST SIGN EXACTLY AS
                                            NAME(S) APPEAR ON LABEL.

                                                When limited partnership
                                            interests are held by more than
                                            one person, all owners must sign.
                                            When signing as attorney, as
                                            executor, administrator, trustee
                                            or guardian, please give full
                                            title as such. If a corporation,
                                            please sign in full corporation
                                            name by authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            DATED: ______________________, 1999

                                            ___________________________________
                                            Signature - Investor 1

                                            ___________________________________
                                            Signature - Investor 2

                                            ___________________________________
                                            Signature - Investor 3

   PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                  ENVELOPE.